Exhibit 99.1
For Immediate Release
October 21, 2004	46/04

CHITTENDEN REPORTS EARNINGS AND QUARTERLY DIVIDEND

Burlington, VT — Chittenden Corporation (NYSE:CHZ) Chairman, President and Chief Executive Officer, Paul A. Perrault, today announced earnings for the quarter ended September 30, 2004 of $19.5 million or $0.42 per diluted share, compared to $19.9 million or $0.43 per diluted share a year ago. For the first nine months of 2004, earnings were $55.1 million or $1.18 per diluted share, compared to $55.1 million or $1.23 per diluted share a year ago. Chittenden also announced its quarterly dividend of $0.18 per share. The dividend will be paid on November 12, 2004, to shareholders of record on October 29, 2004.

In making the announcement, Perrault said, “As I reported last quarter, we completed the most comprehensive information technology conversion in Chittenden’s history. Because we were just one month into running our banks on the new system as the third quarter began, there was much activity during the past quarter dealing with the post-conversion issues that are typical in an undertaking of this magnitude. I’m happy to report that with the extraordinary effort and customer focus that are Chittenden’s hallmarks, we are successfully meeting these challenges and completing the transition to the systems and processes that will take us into the future. We continue to be encouraged by certain aspects of the quarter’s financial results, particularly continued strong loan growth, steady asset quality and net interest margins that have begun to improve as variable rate loans adjust due to the recent prime-rate increases.”

Total loans increased $155 million from June 30, 2004 and $256 million from year-end. The increases were primarily driven by commercial, commercial real estate and municipal loans. The Company’s commercial and commercial real estate loan portfolios have continued to achieve steady growth throughout the year with an annualized growth rate of over 15%. Residential real estate loans increased approximately $21 million from June 30, 2004 driven by growth in the 1-4 family category and home equity lines of credit, which was partially offset by slightly lower balances in loans secured by multi-family residential properties. The increase in municipal loans reflects a seasonal trend, as June 30th is historically the low point with respect to borrowing needs of municipalities, coinciding with their fiscal year-ends.

Total deposits at September 30, 2004 increased $178 million from the prior quarter and $123 million from December 31, 2003. The Company experienced solid deposit growth in CMA/money market accounts and jumbo CDs. This increase was primarily associated with the Company’s municipal and commercial customers. At September 30, 2004 borrowings declined $26 million from the second quarter due to lower levels of overnight Fed Funds purchased as a result of higher deposit levels. Borrowings also declined approximately $112 million from the same quarter a year ago, primarily due to the early redemption in late 2003 and early 2004 of FHLB borrowings that were assumed as part of the Granite Bank acquisition.

For Immediate Release

Net interest income was $56.7 million for the third quarter of 2004 compared with $54.7 million for the same period a year ago. The Company’s net interest margin for the third quarter of 2004 was 4.20%, an increase of two basis points from the second quarter of 2004 and up 22 basis points from the third quarter of 2003. In the third quarter of 2003, the Company recognized accelerated purchase accounting amortization of $1.7 million primarily due to heavy prepayments on Granite’s residential mortgages. The accelerated amortization accounted for 13 basis points of the increase from that period.

Net charge-offs as a percentage of average loans were 1 basis point for the quarter ended September 30, 2004, flat with the same period in 2003. Net charge-offs in the third quarter of 2004 totaled $396,000 compared with $631,000 in the second quarter of 2004 and $470,000 for the third quarter of 2003. For the first nine months of 2004, net charge-offs totaled $1.4 million or 4 basis points, compared to $3.1 million or 9 basis points in 2003. Nonperforming assets were $21.6 million at September 30, 2004, up $941,000 from June 30, 2004. As a percentage of total loans this represented 54 basis points, flat with the second quarter and up from the third quarter of 2003. The provision for loan losses was $1.0 million for the third quarter of 2004 compared to $2.0 million for the third quarter of 2003. Continued lower levels of net charge-offs, and strong asset quality drove the provision for the third quarter of 2004. As a percentage of total loans, the allowance for loan losses was 1.47%, down from 1.52% at June 30, 2004, as a result of continued strong loan growth.

Noninterest income for the third quarter 2004 declined $2.8 million on a linked-quarter basis and $7.2 million from the same period a year ago. Lower mortgage banking revenues and insurance commissions were the primary factors in the declines. Gains on sales of loans declined from $7.0 million in the third quarter of 2003 to $2.3 million in the third quarter of 2004 due to lower originations of mortgage loans caused by higher market interest rates. Mortgage servicing income declined from both the third quarter in 2003 and the second quarter of 2004 due to lower impairment recoveries. Recoveries in the third quarter of 2003 were $3.3 million compared to $1.7 million in the second quarter of 2004 and an impairment of $15,000 in the third quarter of 2004. Insurance commissions declined from the third quarter of 2003 as a result of lower levels of performance-based income. Net gains on sales of securities were $186,000 in the third quarter of 2004, compared with $3.3 million in 2003. The prior quarter amount was substantially offset by $2.2 million in losses on the prepayment of borrowings. The current quarter amount reflects securities gains of $1.4 million, net of a $1.2 million impairment loss recognized on the Company’s only significant venture capital investment. Partially offsetting these declines were increases in investment management and trust income, due to stronger sales and improved equity markets, and other non interest income, from the $757,000 gain on the sale of a branch in the third quarter of 2004.

Noninterest income for the first nine months was $56.5 million in 2004 compared to $74.0 million for 2003. Mortgage-banking revenues declined $9.7 million primarily due to lower mortgage originations, which resulted from the increase in mortgage rates. Gains on sales of securities, net of losses on prepayment of borrowings, declined $11.2 million from 2003. The higher level of gains in the prior year were substantially offset by $6.8 million in non-recurring charges related to the Company’s decision to convert its core data processing systems. The remaining gains on sales of securities in 2003 were the result of rebalancing the investment portfolio due to heavy prepayments on mortgage backed securities and callable agencies. The declines in mortgage banking and gains on securities sales were partially offset by higher levels of investment management and trust income, which was $2.1 million higher than a year ago, and higher levels of other noninterest income driven by a $1.3 million gain on the sale of two branches.

For Immediate Release

Noninterest expenses were $42.8 million for the third quarter of 2004 compared to $46.9 million for the same period a year ago. The decline from the third quarter of 2003 is primarily attributable to lower salary and benefit expenses, as well as lower data processing expense. Salaries declined $2.6 million primarily due to lower sales based commissions of $1.6 million and incentive accruals of $856,000. Benefits expense declined due to lower medical and dental expenses of $342,000. Data processing expense declined $1.3 million from the same period a year ago due to the data processing system conversion in the second quarter of this year.

Noninterest expenses for the first nine months of 2004 were $133.4 million compared to $143.3 million for 2003. The decline from the same period a year ago is primarily attributable to lower salaries, data processing and conversion and restructuring expenses. Salaries declined $3.9 million from the first nine months of 2003 primarily due to lower incentive accruals. In addition, lower levels of sales based commissions for the nine months of 2004 were offset by higher salaries due to the inclusion of the former Granite Bank branches for the entire nine-month period in 2004 versus only seven months in 2003. Employee Benefits expenses were $1.3 million higher in 2004 due to an increase in medical and dental benefits expenses. Conversion and restructuring expense declined from 2003 due to the non-recurring charges accrued in the second quarter of 2003 related to the Company’s decision to convert its core data processing system.

The effective income tax rate for the first nine months of 2004 was 36.5%, compared with 36.2% in 2003. For the third quarter, the effective tax rate was 36.5% in 2004 compared with 35.4% in 2003. The higher effective income tax rate was primarily attributable to increased taxable income in New Hampshire, which has a higher statutory tax rate than other states in which the Company has operations.

The return on average equity was 13.11% for the third quarter of 2004, compared with 12.40% for the second quarter of 2004 and 14.19% for the third quarter a year ago. The decrease from the same period in 2003 primarily resulted from higher average equity. The return on average assets for the quarter ended September 30, 2004 was 1.31%, an increase of 5 basis points from the second quarter and a decline of 1 basis point from the third quarter of last year. The return on average tangible equity was 22.13% in the third quarter of 2004, compared to 21.01% in the prior quarter and 25.07% in the same quarter a year ago. A reconciliation regarding the measures included in these ratios is provided in the attachments to this news release.

Kirk W. Walters, Executive Vice President and Chief Financial Officer of Chittenden Corporation, will host a conference call on October 21, 2004 at 10:30 am eastern time to discuss these earnings results. Interested parties may access the conference call by calling 800-299-7635, passcode 75416688. International dial-in number is 617-801-9715. Participants are asked to call in a few minutes prior to the call in order to register. Internet access to the call is also available (listen only) by clicking “webcasts” under the Investor Resources section of the Company’s website at http://www.chittendencorp.com. A replay of the call will be available through October 28, 2004 by calling 888-286-8010 (International dial number is 617-801-6888), passcode 10611230. A replay of the call will also be available on the Company’s website at the address above for an extended period of time. The Company may answer one or more questions concerning business and financial developments and trends and other business. Some of the responses to these questions may contain information that has not been previously disclosed.

For Immediate Release

Chittenden is a bank holding company headquartered in Burlington, Vermont. Through its subsidiary banks1, the Company offers a broad range of financial products and services to customers throughout Northern New England and Massachusetts, including deposit accounts and services; commercial and consumer loans; insurance; and investment and trust services to individuals, businesses, and the public sector. Chittenden Corporation’s news releases, including earnings announcements, are available on the Company’s website.

This press release contains statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Chittenden intends for these forward-looking statements to be covered by the safe harbor provisions for forward- looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of complying with these safe harbor provisions. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ from historical performance or future expectations.

These differences may be the result of various factors, including changes in general, national or regional economic conditions, changes in loan default and charge-off rates, reductions in deposit levels necessitating increased borrowing to fund loans and investments, changes in interest rates, changes in levels of income and expense in noninterest income and expense related activities and other risk factors.

For further information on these risk factors and uncertainties, please see Chittenden’s filings with the Securities and Exchange Commission, including Chittenden’s Annual Report on Form 10-K/A for the year ended December 31, 2003. Chittenden undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or other changes.

[1]	Chittenden’s subsidiaries are Chittenden Bank, The Bank of Western Massachusetts, Flagship Bank and Trust Company, Maine Bank & Trust Company, and Ocean National Bank. Chittenden Bank also operates under the name Mortgage Service Center, and it owns Chittenden Insurance Group, and Chittenden Securities, Inc.

CHITTENDEN CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In Thousands)

	9/30/04	6/30/04	3/31/04	12/31/03	9/30/03
ASSETS
Cash and Cash Equivalents	$165,191	$170,940	$154,178	$174,939	$209,697

Securities Available For Sale	1,458,149	1,412,206	1,473,497	1,588,151	1,653,111
FRB and FHLB Stock	19,243	12,240	20,753	20,753	24,352
Loans Held For Sale	35,723	49,497	32,276	25,262	95,777

Loans:
Commercial	770,933	740,410	686,304	658,615	633,221
Municipal	105,781	66,533	92,338	87,080	106,512
Real Estate:
Residential:
1-4 family	685,714	667,676	666,753	700,671	724,749
Multi-family	181,622	189,589	182,085	176,478	172,419
Home equity	287,479	276,640	277,062	270,959	258,664
Commercial	1,558,221	1,505,880	1,485,031	1,430,945	1,375,027
Construction	143,871	129,901	138,497	140,801	143,515

Total Real Estate	2,856,907	2,769,686	2,749,428	2,719,854	2,674,374
Consumer	246,889	249,208	252,097	259,135	267,615

Total Loans	3,980,510	3,825,837	3,780,167	3,724,684	3,681,722
Less: Allowance for Loan Losses	(58,598)	(57,969)	(57,500)	(57,464)	(59,171)

Net Loans	3,921,912	3,767,868	3,722,667	3,667,220	3,622,551

Accrued Interest Receivable	26,607	27,376	25,582	29,124	29,277
Other Real Estate Owned	987	47	36	100	52
Other Assets	57,587	64,098	51,834	68,487	61,451
Premises and Equipment, net	82,409	80,241	77,534	75,179	75,624
Mortgage Servicing Rights	12,119	12,562	10,866	12,265	10,615
Identified Intangibles	21,196	21,972	21,978	22,733	23,488
Goodwill	216,697	216,697	216,431	216,431	216,431

Total Assets	$6,017,820	$5,835,744	$5,807,632	$5,900,644	$6,022,426

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits:
Demand	$907,396	$891,244	$848,758	$898,920	$880,354
Savings	534,286	541,138	526,625	517,789	523,497
NOW	903,307	912,175	894,575	899,018	912,563
CMAs/ Money Market	1,603,059	1,491,522	1,472,377	1,604,138	1,617,176
Certificates of Deposit less than $100,000	755,494	779,492	780,940	789,066	822,634
Certificates of Deposit $100,000 and Over	388,935	298,721	311,067	260,960	262,137

Total Deposits	5,092,477	4,914,292	4,834,342	4,969,891	5,018,361

Securities Sold Under Agreements to Repurchase	71,056	75,016	76,051	78,980	79,510
Other Borrowings	182,450	204,122	236,446	208,454	285,857
Accrued Expenses and Other Liabilities	60,769	54,452	61,308	63,368	64,427

Total Liabilities	5,406,752	5,247,882	5,208,147	5,320,693	5,448,155

Stockholders’ Equity:
Common Stock	50,202	50,202	50,196	50,178	50,168
Surplus	248,828	248,241	247,464	246,938	246,181
Retained Earnings	372,980	361,623	351,569	341,441	329,035
Treasury Stock, at cost	(71,017)	(72,967)	(76,058)	(78,579)	(80,951)
Accumulated Other Comprehensive Income:
Unrealized Gains on Securities Available for Sale	5,377	(3,772)	21,964	15,595	25,610
Directors Deferred Compensation to be Settled in Stock	4,720	4,562	4,381	4,413	4,266
Unearned Portion of Employee Restricted Stock	(22)	(27)	(31)	(35)	(38)

Total Stockholders’ Equity	611,068	587,862	599,485	579,951	574,271

Total Liabilities and Stockholders’ Equity	$6,017,820	$5,835,744	$5,807,632	$5,900,644	$6,022,426

CHITTENDEN CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In Thousands, except for per share amounts)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Interest Income:
Loans	$53,090	$49,434	$152,805	$149,558
Investment Securities:
Taxable	14,807	17,648	45,144	54,375
Tax-favored	13	61	40	148
Short-term Investments	59	88	119	223

Total Interest Income	67,969	67,231	198,108	204,304

Interest Expense:
Deposits	9,411	9,605	26,139	32,665
Borrowings	1,889	2,965	5,664	9,930

Total Interest Expense	11,300	12,570	31,803	42,595

Net Interest Income	56,669	54,661	166,305	161,709
Provision for Loan Losses	1,025	2,050	2,553	6,150

Net Interest Income after Provision for Loan Losses	55,644	52,611	163,752	155,559

Noninterest Income:
Investment Management and Trust	4,813	3,983	13,735	11,634
Service Charges on Deposits	4,241	4,583	13,707	13,711
Mortgage Servicing	(162)	1,275	419	(311)
Gains on Sales of Loans, Net	2,261	6,959	7,057	17,494
Gains on Sales of Securities, Net	186	3,305	2,228	14,349
Loss on Prepayments of Borrowings	—	(2,154)	(1,194)	(2,154)
Credit Card Income, Net	1,146	1,149	3,076	3,022
Insurance Commissions, Net	1,389	2,041	5,742	5,185
Retail Investment Services	715	1,287	2,565	3,497
Other	3,252	2,570	9,147	7,611

Total Noninterest Income	17,841	24,998	56,482	74,038

Noninterest Expense:
Salaries	20,652	23,234	63,317	67,183
Employee Benefits	5,027	5,419	16,677	15,421
Net Occupancy Expense	5,481	5,977	17,259	17,654
Data Processing	994	2,319	5,271	6,980
Amortization of Intangibles	776	755	2,303	1,993
Conversion and Restructuring Charges	505	—	1,975	6,800
Other	9,376	9,154	26,574	27,264

Total Noninterest Expense	42,811	46,858	133,376	143,295

Income Before Income Taxes	30,674	30,751	86,858	86,302
Income Tax Expense	11,196	10,887	31,759	31,221

Net Income	$19,478	$19,864	$55,099	$55,081

Earnings Per Share, Basic	$0.42	$0.43	$1.20	$1.24
Earnings Per Share, Diluted	0.42	0.43	$1.18	1.23
Dividends Per Share	0.18	0.16	0.52	0.48

CHITTENDEN CORPORATION

SELECTED QUARTERLY FINANCIAL DATA

(Unaudited)

(In thousands, except ratios and per share amounts)

	9/30/04	6/30/04	3/31/04	12/31/03	9/30/03
Selected Financial Ratios

Return on Average Equity	13.11%	12.40%	11.97%	13.66%	14.19%
Return on Average Assets	1.31%	1.26%	1.21%	1.31%	1.32%
Return on Average Tangible Equity [1]	22.13%	21.01%	20.38%	23.63%	25.07%
Return on Average Tangible Assets [1]	1.40%	1.35%	1.30%	1.40%	1.41%
Net Yield on Earning Assets	4.20%	4.18%	4.17%	4.14%	3.98%
Efficiency Ratio	56.87%	58.05%	60.34%	59.58%	59.87%

Tangible Capital Ratio	6.46%	6.24%	6.48%	6.02%	5.78%
Leverage Ratio	8.39%	8.22%	8.28%	7.79%	7.49%
Tier 1 Capital Ratio	10.51%	10.46%	10.36%	10.07%	9.72%
Total Capital Ratio	11.76%	11.73%	11.61%	11.32%	10.97%

Common Share Data

Common Shares Outstanding	46,241	46,135	45,954	45,796	45,654

Weighted Avg Common Shares Outstanding	46,188	46,045	45,899	45,729	45,637
Weighted Avg Common and Common Equivalent Shares Outstanding	46,863	46,556	46,522	46,390	46,071

Book Value per Share	$13.21	$12.74	$13.05	$12.66	$12.58
Tangible Book Value per Share	$8.07	$7.57	$7.86	$7.44	$7.32

Credit Quality Data

Nonperforming Assets (including OREO)	$21,565	$20,624	$20,657	$14,431	$18,011
90 days past due and still accruing	3,140	3,777	3,201	4,029	3,021

Total	$24,705	$24,401	$23,858	$18,460	$21,032
Nonperforming Assets to Loans Plus OREO	0.54%	0.54%	0.55%	0.39%	0.49%
Allowance to Loans	1.47%	1.52%	1.52%	1.54%	1.61%
Allowance to Nonperforming Loans (excluding OREO)	284.76%	281.70%	278.85%	400.99%	329.48%

Gross Charge-offs	$1,654	$1,433	$1,251	$4,176	$1,239
Gross Recoveries	1,258	802	860	1,444	769

Net Charge-offs	$396	$631	$391	$2,732	$470

Net Charge-offs to Average Loans	0.01%	0.02%	0.01%	0.08%	0.01%

QTD Average Balance Sheet Data
Securities	$1,440,938	$1,447,419	$1,530,534	$1,647,313	$1,708,629
Loans, Net	3,892,431	3,777,039	3,701,494	3,697,490	3,693,594
Earning Assets	5,414,750	5,294,057	5,292,868	5,446,055	5,496,829
Total Assets	5,930,272	5,799,583	5,792,012	5,960,054	5,974,552
Deposits	5,017,991	4,868,682	4,808,334	5,033,498	4,941,066
Borrowings	267,323	290,730	339,983	298,478	409,621
Stockholders’ Equity	591,137	589,067	586,788	572,512	555,567

1. Reconciliation of non-GAAP measurements to GAAP

Net Income (GAAP)	$19,478	$18,154	$17,467	$19,718	$19,864
Amortization of identified intangibles, net of tax	504	502	491	491	491

Tangible Net Income (A)	$19,982	$18,656	$17,958	$20,209	$20,355

Average Equity (GAAP)	591,137	589,067	586,788	572,512	555,567
Average Identified Intangibles	21,695	21,960	22,405	23,148	23,926
Average Deferred Tax on Identified Intangibles	(6,392)	(6,392)	(6,392)	(6,392)	(6,392)
Average Goodwill	216,697	216,439	216,431	216,431	215,980

Average Tangible Equity (B)	359,137	357,060	354,344	339,325	322,053

Return on Average Tangible Equity (A) / (B)	22.13%	21.01%	20.38%	23.63%	25.07%

Average Assets (GAAP)	5,930,272	5,799,583	5,792,012	5,960,054	5,974,552
Average Identified Intangibles	21,695	21,960	22,405	23,148	23,926
Average Deferred Tax on Identified Intangibles	(6,392)	(6,392)	(6,392)	(6,392)	(6,392)
Average Goodwill	216,697	216,439	216,431	216,431	215,980

Average Tangible Assets (C)	5,698,272	5,567,576	5,559,568	5,726,867	5,714,038

Return on Average Tangible Assets (A) / (C)	1.40%	1.35%	1.30%	1.40%	1.41%